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EXHIBIT 99.1

Media Contact:
Kathryn R. Bloom
Director of Communications
Biogen, Inc.
tel: (617) 679-2851

Investment Community Contacts:
John Conley                                          Elizabeth Woo
Treasurer and Director, Investor Relations           Manager, Investor Relations
Biogen, Inc.                                         Biogen, Inc.
tel: (617) 679-2812                                  tel: (617) 679-2822

                                                  FOR IMMEDIATE RELEASE

                   ARBITRATION PANEL DENIES ASTA CLAIM AGAINST
                      BIOGEN FOR SUPPLY OF BETA INTERFERON


Cambridge, MA (March 16, 1998) -- Biogen, Inc., today announced that it has received a decision from an International Chamber of Commerce arbitration panel in its dispute with ASTA Medica Aktiengesellschaft of Berlin, Germany, regarding a 1989 agreement among Biogen, ASTA, and Bioferon Biochemische Substanzen GmbH & Co. Bioferon was a joint venture between Biogen and Rentschler Arzneimittel GmbH & Co. of Laupheim, Germany, which entered bankruptcy in 1993.

In the proceeding, ASTA had asked for a determination that Biogen could not terminate the 1989 agreement as to ASTA solely as a result of Bioferon's bankruptcy and that Biogen was required to supply ASTA with recombinant beta interferon. While finding that, as between Biogen and ASTA, the 1989 agreement was not terminated as a result of the bankruptcy of Bioferon, the arbitration panel ruled that Biogen was not required to perform Bioferon's obligations. As a result, the panel found that Biogen has no obligation to supply recombinant beta interferon to ASTA.

Under the 1989 agreement, ASTA was granted an exclusive license for a number of European countries to certain intellectual property relating to recombinant beta interferon, including Biogen's European Fiers patent which has since been revoked. In light of the panel's decision, Biogen has notified ASTA that it has terminated the agreement based on ASTA's conduct and failure to perform.


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Jim Tobin, Biogen's Chief Executive Officer, stated, "We are pleased the arbitrators agreed that Biogen was not responsible for the failure of Bioferon and ruled that Biogen does not have any obligation to supply AVONEX(R) to ASTA. We are confident that all of ASTA's rights have now been terminated."

Biogen, Inc., headquartered in Cambridge, MA, is a biopharmaceutical company principally engaged in discovering and developing drugs for human healthcare through genetic engineering. The Company's revenues are generated from U.S. and European sales of AVONEX(R) (Interferon beta-1a) for treatment of relapsing forms of multiple sclerosis, and from worldwide sales by licensees of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products. Biogen's research and development activities are focused on novel products for multiple sclerosis, inflammatory, respiratory, kidney and cardiovascular diseases and in development biology and gene therapy. For copies of press releases and additional information about the Company, please consult Biogen's homepage on the World Wide Web at http://www.biogen.com.

In addition to factual information, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Reference is made in particular to statements regarding the termination of the 1989 agreement as to ASTA. Factors which could cause actual results to differ from the Company's expectations include, without limitation, uncertainties inherent in the outcome of legal proceedings, including any arbitral or other proceedings relating to Biogen's termination of the 1989 agreement as to ASTA.